Exhibit 19.1
INSIDER TRADING POLICY: Section 9.12

POLICY STATEMENT
The Board of Directors (“Board”) of Boise Cascade Company (together with its subsidiaries, the “Company”) has adopted this Insider Trading Policy (this “Policy”) for members of its Board, officers, employees, and consultants (collectively “You”) with respect to the trading of the Company’s securities, as well as the securities of publicly traded companies with which we have a business relationship.

SCOPE
The restrictions that apply to You also apply to your family members who reside with You, anyone else who lives in your household and any family members who do not live in your household but whose transactions in Company securities are directed by You or are subject to your influence or control (such as parents or children who consult with You before they trade in Company securities). You are responsible for making sure that the purchase or sale of any security covered by this Policy by any such person complies with this Policy.
In addition, this Policy applies to any entities that You influence or control (including corporations, limited liability companies, partnerships or trusts). For entities that are venture or similar investment funds, You have influence or control of the shares held by those funds if You can vote or dispose of them. Any transactions by entities that You have influence or control over should be treated for purposes of this Policy and applicable securities laws as if they were for your own account.
POLICY
This Policy prohibits the purchase or sale of the Company’s securities when You are in possession of material, non-public information, sets forth certain requirements for Rule 10b5-1 trading plans and describes the trading restrictions for Covered Persons (as defined below) covered by the Addendum to this Policy. If You have any questions about this Policy, You should reach out to the General Counsel.
1.General Prohibition on Trading when Possessing Material, Nonpublic Information
Federal and state securities laws prohibit the purchase or sale of a company’s securities by anyone who is aware of material information about that company that is not generally known or available to the public. These laws also prohibit persons who are aware of such material, nonpublic information from disclosing this information to others who may trade. Companies and their controlling persons are also subject to liability if they fail to take reasonable steps to prevent insider trading by company personnel. This Policy’s prohibition on insider trading is not limited to trading in the Company’s securities. The prohibition includes trading in the securities of other companies (i) with which the Company does business, such as customers or suppliers of the Company, or (ii) companies with which the Company may be negotiating major transactions, such as an acquisition, investment or sale if You have material, nonpublic information about the other companies. Information that is not material to the Company may nevertheless be material to one of those other companies.
It is important that You understand the breadth of activities that constitute illegal insider trading and the consequences, which can be severe. Both the Securities and Exchange Commission (the “SEC”) and the New York Stock Exchange investigate and are very effective at detecting insider trading. The SEC, together with the United States Attorneys’ Office, pursues insider trading violations vigorously. Cases have been successfully prosecuted against trading by employees through foreign accounts, trading by family members and friends, and trading involving only a small number of shares.
This Policy is designed to prevent insider trading or allegations of insider trading, and to protect You and the Company’s reputation for integrity and ethical conduct. It is your obligation to understand and comply with this Policy. Should You have any questions regarding this Policy, please contact the General Counsel.
2.Statement of Policy
a.No Trading on Material, Nonpublic Information
You may not trade in the securities of the Company, directly or through family members or other persons or entities if You are aware of material, nonpublic information relating to the Company (other than pursuant to a plan that complies with the requirements set forth below under “Guidelines for Rule 10b5-1 Trading Plans”). Similarly, You may not trade in the securities of any other company if You are aware of material nonpublic information about that company which You obtained in the course of your employment with the Company.
It is important that You understand the breadth of activities that constitute illegal insider trading and the consequences, which can be severe. Trading includes purchases and sales of stock, derivative securities (such as put and call options), convertible debentures or preferred stock and debt securities (debentures, bonds and notes) and gifts of stock. Trading also includes certain transactions under Company plans, as follows:
•Stock Option Exercises. This Policy’s trading restrictions generally do not apply to the exercise of a stock option with cash. The trading restrictions do apply, however, to any sale of the underlying stock or to a cashless exercise of the option through a broker, as both of these entail selling a portion of the underlying stock to cover the costs of exercise.
•Restricted Stock Units and Performance Stock Units. This Policy’s trading restrictions generally do not apply to the vesting of restricted stock units or performance stock units or the Company’s withholding of shares of the underlying stock to satisfy tax withholding requirements upon the vesting of restricted stock units and performance stock units. The trading restrictions do apply, however, to any sale of the underlying stock.
•401(k) Plan. Because the Company’s 401(k) plan does not restrict the purchase of Company securities through the brokerage window, this Policy’s trading restrictions apply to any elections You make under the 401(k) plan’s brokerage window to buy or sell Company securities. In the event that the Company offers a Company securities fund in the future, this Policy’s trading restrictions will also apply to any actions You take to: (a) increase or decrease the percentage of your periodic contributions that will be allocated to the Company securities fund, (b) make an intra-plan transfer of an existing account balance into or out of the Company securities fund, (c) borrow money against your 401(k) plan account if the loan will result in a liquidation of some or all of your Company securities fund balance, or (d) pre-pay a plan loan if the pre-payment will result in allocation of loan proceeds to the Company securities fund. This Policy’s trading restrictions would not apply to any purchases of Company securities within a Company securities fund in the 401(k) plan resulting from any periodic contribution of money to the plan pursuant to payroll deductions.

In addition, gifts are transactions subject to this Policy and are further subject to the trading restrictions described below under the section “Option Window, Blackout and Pre-Clearance Procedures” for Covered Persons subject to those restrictions.

b.Guidelines For Rule 10b5-1 Trading Plans
Rule 10b5-1 under the Securities Exchange Act of 1934, amended (the “Exchange Act”), provides an affirmative defense from insider trading liability for transactions in Company securities that are pursuant to a trading plan that meets the conditions specified in Rule 10b5-1 (a "Plan").
If the Plan meets the requirements of Rule 10b5-1, Company securities may be purchased or sold without regard to certain insider trading restrictions, including the requirement that transactions occur only while You are not aware of material nonpublic information about the Company.
In general, a Plan must be entered into in good faith and at a time when the person entering into the Plan is not aware of material nonpublic information. Once the Plan is adopted, the person must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. The Plan must either specify the amount, pricing and timing of transactions in advance or delegate discretion on these matters to an independent third party.
A Plan must be pre-cleared in writing by the General Counsel and/or Chief Financial Officer and must meet the requirements of Rule 10b5-1 and these guidelines (the “Guidelines”). Any Plan must be submitted for pre-clearance two weeks prior to the entry into the Plan. No further pre-clearance of transactions conducted pursuant to the Plan will be required.
Each director, officer and other Section 16 insider understands that the approval or adoption of a pre-planned selling or purchase program in no way reduces or eliminates such person's obligations under Section 16 of the Exchange Act, including such person's disclosure and short-swing trading liabilities thereunder. Any such person should consult with their own counsel in implementing a Plan.
The Company requires that all Plans satisfy the following Guidelines:
•You may not enter into, modify or terminate a Plan during a blackout period to which You are subject or while you are aware of material nonpublic information.
•All Plans generally must have a duration of at least one year and no more than two years.
•If You are a Section 16 officer or Board member, You may not commence trades under a Plan until at least the later of (i) 90 days following the date of adoption of the Plan and (ii) two (2) business days following the filing of the Form 10-Q or Form 10-K for the fiscal quarter in which the Plan was adopted (not to exceed 120 days after entry into the Plan). Other individuals may not commence trades under a Plan until at least 30 days following the date of adoption of the Plan. If You modify a Plan, You must wait until expiration of the period above that applies to You for adoption of a Plan before You may resume trading under the Plan.

•Any modification or termination of a Plan is discouraged and must be pre-cleared by the General Counsel and/or Chief Financial Officer.
•If You terminate a Plan, you must wait until at least 30 days before trading in Company securities (subject to the blackout and other restrictions of this Policy), and You must wait until the later of 30 days and the commencement of the next quarterly open trading window before You may adopt a new Plan, subject to the conditions set forth above.
•You may not have more than one Plan operating concurrently and may enter into only one “single-trade” Plan in any 12-month period.
•You may not enter into any other transaction in Company securities while the Plan is in effect.
•You agree to disclosure of the Plan as required by the Company. The Company is required to report in each periodic report it files with the SEC certain details about the adoption, termination and modification of Plans by Section 16 officers and members of the Board.
•You may enter into a Plan only with a broker designated or approved by the Company.
Plans may be further subject to additional policies or guidelines adopted by the Company, which may be obtained from the General Counsel. Please consult the General Counsel if You have any questions about entering into a Plan. If You are an officer or director subject to the reporting requirements of Section 16 of the Exchange Act, You are still required to file a Form 4 for trades made pursuant to a Plan. Therefore, You must immediately notify the General Counsel or in the General Counsel’s absence, the Chief Financial Officer, of any trade made pursuant to a Plan.
c.No Tipping
You may not pass material nonpublic information on to others or recommend to anyone the purchase or sale of any securities when You are aware of such information. This practice, known as “tipping,” also violates the securities laws and can result in the same civil and criminal penalties that apply to insider trading, even though You did not trade and did not gain any benefit from another’s trading.
d.No Disclosure of Nonpublic Information
Nonpublic information relating to the Company is the property of the Company. Unless authorized by the Company, You are prohibited from disclosing nonpublic information about the Company on the Internet, in any and all forums whether known at the time of drafting of this Policy or established in the future.
e.No Exception for Hardship
The existence of a personal financial emergency does not excuse You from compliance with this Policy. In the event of a personal financial emergency, You should consult the General Counsel to determine your eligibility to trade.

f.Open Window, Blackout and Pre-Clearance Procedures
To help prevent inadvertent violations of the federal securities laws and to avoid even the appearance of trading on the basis of inside information, all members of the Board, all executive officers regardless of whether they are subject to Section 16 of the Exchange Act, and certain designated employees (including all members of the legal department, the audit department, and financial reporting) and consultants of the Company who have access to material nonpublic information about the Company (collectively “Covered Persons”) are covered by the Addendum to this Policy. The Company will notify You if You are a Covered Person subject to the Addendum, but You should contact the General Counsel if You have any questions about whether You are a Covered Person. Covered Persons are generally prohibited from trading in the Company’s securities at any time other than when they have been notified that the trading window is open. Generally, the window will open during the period beginning on the first full business day following the release of the Company’s earnings for the prior quarter and will close on or about the fifth business day of the last month of the current quarter. There may be certain event-specific blackouts that would prevent the window from opening or cause it to close early. All Covered Persons must pre-clear all transactions in the Company’s securities with the General Counsel and/or the Chief Financial Officer in advance of any potential trade, subject to the exception for a trading plan the meets the requirements of Rule 10b5-1 and the Guidelines. You may have additional responsibilities to provide information to enable the Company or a broker to complete an SEC Form 4 and/or a Form 144 on your behalf once You are allowed to trade.
3.Definition of Material Nonpublic Information
“Insider” information has two important elements—materiality and public availability.
a.Material Information
Information is material if there is a substantial likelihood that a reasonable investor would consider it important in deciding whether to buy, hold, or sell a security. Any information that could reasonably be expected to affect the price of the security is material. Common examples of material information, which are not intended to be an exclusive list, are:
•Projections of future earnings or losses or other earnings guidance.
•Earnings that are inconsistent with the consensus expectations of the investment community.
•A pending or proposed merger, acquisition, or tender offer, or an acquisition or disposition of significant assets.
•A change in management or a change in the health of management.
•Major events regarding the Company’s securities, including the declaration of a stock split or the offering of additional securities.
•A Company restructuring.
•A change in auditors or notification that the auditor’s reports may no longer be relied on.
•Severe financial liquidity problems.
•Payout information related to the Company’s incentive plan.
•Initiation of a dividend or change in the Company’s dividend policy.

•Actual or threatened major litigation or the resolution of such litigation.
•New major contracts, orders, suppliers, customers, or financing sources or the loss thereof.
•A significant cybersecurity risk or incident involving the Company’s business, including relating to customer, employee or Company data or a product or service.
Both positive and negative information may be material. Because trading that receives scrutiny will be evaluated after the fact with the benefit of hindsight, questions concerning the materiality of particular information should be resolved in favor of materiality, and trading should be prohibited. In most circumstances, only You can determine whether You possess material information.
b.Nonpublic Information
Nonpublic information is information that is not generally known or available to the public. Information is considered to be available to the public only when it has been released broadly to the marketplace (such as by a press release or an SEC filing) and the investing public has had time to absorb the information fully. As a general rule, information is considered nonpublic until at least the first full trading day after the information is released. For example, if the Company announces financial earnings before trading begins on a Tuesday, the first time You can buy or sell Company securities is the opening of the market on Wednesday (assuming You are not aware of other material, nonpublic information at that time). However, if the Company announces earnings after trading begins on that Tuesday, the first time You can buy or sell Company securities is the opening of the market on Thursday.
4.Additional Guidance
The Company considers it improper and inappropriate for those employed by or associated with the Company to engage in short-term or speculative transactions in the Company’s securities or in other transactions in the Company’s securities that may lead to inadvertent violations of the insider trading laws. Accordingly, your trading in Company securities is subject to the following additional restrictions.
a.Short Sales
You may not engage in short sales of the Company’s securities (sales of securities that are not then owned), including a “sale against the box” (a sale of securities that are owned with delayed delivery).
b.Publicly Traded Options
You may not engage in transactions in publicly traded options, such as puts, calls, and other derivative securities on an exchange or in any other organized market related to the Company’s securities.
c.No Hedging of Securities
It is prohibited for You to hedge or monetize transactions, such as zero collar and forward stock sale contracts, to lock in the value of holdings in the securities (debt or equity) of the Company. Such transactions, while allowing the holder to own the Company’s securities without the full risks and rewards of ownership, potentially separate the holder’s interests from those of the Company’s security holders generally. The objective of this Policy is to prohibit You from directly or indirectly engaging in hedging against future declines in the market value of any securities of the Company by purchasing any financial instrument designed to offset such risk.

d.Standing and Limit Orders
Standing and limit orders (except standing and limit orders under pre-cleared Rule 10b5-1 trading plans, as described above) should be used only for a very brief period of time. A standing or limit order placed with a broker to sell or purchase stock at a specified price leaves You with no control over the timing of the transaction. A standing or limit order transaction executed by the broker when You are aware of material nonpublic information and not in an “open window” may result in unlawful insider trading.
e.Margin Accounts and Pledges
Securities held in a margin account or pledged as collateral for a loan may be sold without your consent by the broker if You fail to meet a margin call or by the lender in foreclosure if You default on the loan. Because a margin or foreclosure sale may occur at a time when You are aware of material nonpublic information or otherwise are not permitted to trade in Company securities, You are prohibited from holding Company securities in a margin account or pledging Company securities as collateral for a loan without seeking pre-clearance from the General Counsel. An exception to this general prohibition may be granted where You clearly demonstrate the financial capacity to repay the loan without resort to any pledged securities. If You wish to obtain an exception, You must submit a request for approval to the General Counsel at least two weeks prior to the proposed execution of documents evidencing the proposed transaction.
5.Post-Termination Transactions
This Policy continues to apply to your transactions in Company securities even after You have terminated employment or other services with the Company as follows. If You are aware of material nonpublic information when your employment or service relationship terminates, You may not trade in Company securities until that information has become public or is no longer material (usually when the Company files its next quarterly or annual report with the SEC).
6.Transactions by the Company
The Company will comply with all applicable securities laws and regulations with respect to any transactions by the Company in Company securities.
7.Unauthorized Disclosure
Maintaining the confidentiality of Company information is essential for competitive, security, and other business reasons, as well as to comply with securities laws. You should treat all information You learn about the Company or its business plans in connection with your employment or other service relationship with the Company as confidential and proprietary to the Company. Inadvertent disclosure of confidential or inside information may expose the Company and You to significant risk of investigation and litigation.
The timing and nature of the Company’s disclosure of material information to outsiders is subject to legal rules, the breach of which could result in substantial liability to You, the Company and its management. Accordingly, it is important that responses to inquiries about the Company by the press, investment analysts, or others in the financial community be made on the Company’s behalf only through authorized individuals.
8.Personal Responsibility
You should remember that ultimate responsibility for adhering to this Policy and avoiding improper trading rests with You. If You violate this Policy, the Company may take disciplinary action, including dismissal for cause.

9.Company Assistance
Your compliance with this Policy is of the utmost importance both for You and for the Company. If you have any questions about this Policy or its application to any proposed transaction, You may obtain additional guidance from the General Counsel. Do not try to resolve uncertainties on your own, as the rules relating to insider trading are often complex, not always intuitive, and carry severe consequences.
10.Certification
Employees and consultants who are not subject to the Addendum to this Policy agree to the Certification to this Policy. This Policy is dated February 7, 2025 and supersedes any previous insider trading policy of the Company.

CERTIFICATION
All employees who certify their understanding of, and intent to comply with, the Company’s Code of Ethics are deemed to certify their understanding of, and intent to comply with, this Policy as well.
This Policy is dated February 7, 2025, and supersedes any previous policy of the Company concerning insider trading.

ADDENDUM
OPEN WINDOW BLACKOUT AND PRE-CLEARANCE PROCEDURES
To help prevent inadvertent violations of the federal securities laws and to avoid even the appearance of trading on inside information, the Board of Directors (“Board”) of Boise Cascade Company (together with its subsidiaries, the “Company”) has adopted this Addendum to the Company’s Insider Trading Policy (this “Addendum”). This Addendum applies to members of the Board, executive officers subject to Section 16 of the Securities Exchange Act of 1934, as amended (“Executive Officers”), and certain designated employees (including all members of the legal department, the audit department, and the finance department) and consultants of the Company who have access to material nonpublic information about the Company (collectively, “Covered Persons”).
This Addendum is in addition to and supplements the Company’s Insider Trading Policy (the “Policy”).
PRE-CLEARANCE PROCEDURES
Covered Persons, together with their family members and other members of their household, and any entities that a person covered by this Addendum influences or controls, may not engage in any transaction involving the Company’s securities (including a stock plan transaction such as an option exercise, a purchase, a sale, a gift or a contribution to a trust or any other transfer) without first obtaining pre-clearance of the transaction from the General Counsel. A request for pre-clearance should be submitted to the General Counsel at least two business days in advance of the proposed transaction. The General Counsel is under no obligation to approve a trade submitted for pre-clearance, and may determine not to permit the trade. The General Counsel may not trade in Company securities unless the Chief Financial Officer or Chief Executive Officer has approved the trade(s) in accordance with the procedures set forth in this Addendum. If pre-clearance is denied, that denial must be kept confidential by the person requesting pre-clearance. Unless otherwise provided, pre-clearance of a transaction is valid for three business days. If the transaction is not executed within that time, the person requesting pre-clearance must request pre-clearance again.
OPEN WINDOW AND BLACKOUT PROCEDURES
All Covered Persons are subject to the following open window and blackout procedures:
1.Quarterly Open Window Periods. The Company’s announcement of its quarterly financial results almost always has the potential to have a material effect on the market for the Company’s securities. Therefore, to avoid even the appearance of trading on the basis of material nonpublic information, you may not trade in the Company’s securities at any time other than during the period beginning on the first full business day following the release of the Company’s earnings for the prior quarter and ending on or about the fifth business day of the last month of the current quarter. The General Counsel, or designee, will send out a notice at least annually setting forth the specific dates for the quarterly “open windows.”

2.Interim Earnings Guidance and Event-Specific Blackouts. The Company may on occasion issue interim earnings guidance or other potentially material information by means of a press release, Securities and Exchange Commission (“SEC”) filing or other means designed to achieve widespread dissemination of the information. You should anticipate that trading will be blacked out while the Company is in the process of assembling the information to be released and until the information has been released and fully absorbed by the market.
From time to time, an event may occur that is material to the Company and is known by only a few individuals. So long as the event remains material and nonpublic, the persons who are aware of the event, as well as other persons designated by the General Counsel, may not trade in the Company’s securities, as follows. The existence of an event-specific blackout will not be announced, other than to those who are aware of the event giving rise to the blackout. If, however, a person whose trades are subject to pre-clearance requests permission to trade in the Company securities during an event-specific blackout, the General Counsel will inform the requesting person of the existence of a blackout period, without disclosing the reason for the blackout. Any person made aware of the existence of an event-specific blackout should refrain from trading in the Company’s securities and should not disclose the existence of the blackout to any other person. The failure of the General Counsel to designate a person as being subject to an event-specific blackout will not relieve that person of the obligation not to trade while aware of material nonpublic information.
Directors and Executive Officers may also be subject to event-specific blackouts pursuant to the SEC’s Regulation Blackout Trading Restriction, which prohibits certain sales and other transfers by insiders during certain pension plan blackout periods.
Even if a blackout period is not in effect, at no time may you trade in Company securities if you are aware of material nonpublic information about the Company.
3.Hardship Exceptions. A Covered Person who is subject to a quarterly earnings open window period and who has an unexpected and urgent need to sell Company stock in order to generate cash may, in appropriate circumstances, be permitted to sell Company stock even outside the quarterly open window period. Hardship exceptions may be granted only by the General Counsel and must be requested at least two days in advance of the proposed trade. A hardship exception may be granted only if the General Counsel concludes that the Company is not in possession of material nonpublic information, including with respect to unanticipated earnings results. Under no circumstance will a hardship exception be granted during an event-specific blackout period or to a member of the Board or an Executive Officer. Under no circumstances does a hardship exception relieve any person of the obligation not to trade in the Company’s securities while aware of material nonpublic information about the Company.
EXCEPTION FOR PRE-CLEARED RULE 10b5-1 TRADING PLANS
Trades by Covered Persons in the Company’s securities that are executed pursuant to a compliant Rule 10b5-1 trading plan are not subject to the prohibition on trading on the basis of material nonpublic information contained in the Policy or to the restrictions set forth above relating to pre-clearance procedures and open window and blackout periods. Please refer to the

Policy for additional information about entering into a Rule 10b5-1 trading plan, including the requirements that all Rule 10b5-1 trading plans be pre-cleared in writing in advance by the General Counsel and/or Chief Financial Officer and satisfy the requirements of the Company’s then current “Guidelines for Rule 10b5-1 Trading Plans.”
SECTION 16 BENEFICIAL OWNERSHIP FORMS AND LIABILITY
Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the SEC’s rules thereunder require all officers, directors and greater than 10% stockholders of the Company to report their initial beneficial ownership of equity securities of the Company and any subsequent changes in that ownership. The term “officer” is specifically defined for Section 16 purposes, and includes, among others, all executive officers of the Company and the principal accounting officer of the Company and may include officers of subsidiaries. Senior personnel with questions about their status for Section 16 reporting purposes should consult with the General Counsel.
A Form 3 must be filed within 10 days of becoming a Section 16 officer or director of the Company. This report discloses the reporting person’s beneficial interest in Company securities and must be filed even if such person does not own any Company securities.
A Form 4 must be filed to report acquisitions and dispositions of Company securities, including, but not limited to, (a) any open market or private sale or purchase of Company securities, (b) any grant, exercise or conversion of Company restricted stock or derivative securities (e.g., stock options or restricted stock units), (c) any gifts of Company securities, and (d) any intra-plan transfers involving Company securities held under pension or retirement plans. A Form 4 must generally be filed within two business days of the date of execution of the transaction (not the settlement date or subsequent closing or delivery date). Consequently, it is important that officers and directors ensure that their brokers and the plan administrator notify them promptly of any transaction. A Form 4 must also be filed after a person ceases to be an officer or director of the Company if there is a non-exempt, “opposite-way” transaction within six months of such person’s last transaction while an officer or director (e.g., an open market sale within six months of an open market purchase).
A Form 5 must be filed within 45 days after the Company’s fiscal year-end by every person who was an officer or director at any time during the fiscal year to report (i) certain acquisitions of Company securities not otherwise required to be reported on a Form 4, (ii) certain miscellaneous transactions, such as inheritances not otherwise required to be reported on a Form 4, and (iii) any transaction during the last fiscal year that was required to be reported on a Form 3 or Form 4 but was not reported. The regulations provide that, at the discretion of the officer or director involved, transactions that may be reported at fiscal year-end on a Form 5 may be reported earlier on a Form 4. If there are no reportable transactions, or if all reportable transactions have already been reported on a Form 3 or Form 4, a Form 5 is not required. The Company encourages the use of Form 4 early reporting to help prevent transactions from going unreported at fiscal year-end and to help eliminate the need to file a Form 5.
Section 16 reports must be filed electronically with the SEC via EDGAR and promptly posted to the Company’s website. Under SEC rules, the preparation and filing of Section 16 reports is the sole responsibility of the reporting person. However, the Company endeavors to assist officers and directors in preparing and filing these forms. The Company can only facilitate compliance by officers and directors to the extent they provide the Company with the information required. The Company does not assume any legal responsibility in this regard.
Under Section 16(b) of the Exchange Act, any “profit” (broadly defined) realized by a reporting person on a “short-swing” transaction (i.e., a non-exempt purchase and sale, or sale and purchase, of the Company’s equity securities within a period of less than six months) must be disclosed to the Company upon demand by the Company or a stockholder acting on the Company’s behalf. Liability under Section 16(b) is imposed in a mechanical fashion without regard to intent. All that is necessary for a successful claim is to show that a reporting person realized profits on a short-swing transaction. When computing recoverable profits on multiple purchases and sales within a six-month period, the courts maximize the recovery by matching the lowest purchase price with the highest sale price, the next lowest purchase price with the next highest sale price, and so on. The use of this method makes it possible in some instances for the Company to recover profits under Section 16(b) even though the reporting person sustained a net loss on the transactions. For example, a purchase at $100, followed by a sale at $40, followed by a purchase at $20, results in a Section 16(b) gain of $20.
POST-TERMINATION TRANSACTIONS
If you are aware of material nonpublic information when you terminate employment or services, you may not trade in the Company’s securities until that information has become public or is no longer material (usually when the Company files its next quarterly or annual report). In all other respects, the procedures set forth in this Addendum will cease to apply to your transactions in Company securities upon the expiration of any “blackout period” that is applicable to your transactions at the time of your termination of employment or services.
COMPANY ASSISTANCE
Your compliance with this Addendum and the Policy is of the utmost importance both for you and for the Company. If you have any questions about this Addendum, the Policy or their application to any proposed transaction, you may obtain additional guidance from the General Counsel.
CERTIFICATION
All Covered Persons subject to the procedures set forth in this Addendum must certify their understanding of, and intent to comply with, the Policy and this Addendum on the form attached to this Addendum as Exhibit A. This Addendum is dated February 7, 2025, and supersedes any previous policy of the Company concerning insider trading restrictions applicable to Covered Persons.

SCHEDULE I
Covered Persons
1.All employees at the Vice President level and above
2.Members of the Finance Department
3.Members of the Accounting Department
4.Members of the Legal Department
5.Administrative Assistants of Executive Officers and Covered Persons

EXHIBIT A
BOISE CASCADE COMPANY
POLICY ON INSIDER TRADING
AND
ADDENDUM TO POLICY ON INSIDER TRADING

CERTIFICATION

To Boise Cascade Company:
I,                     , have received and read a copy of the Boise Cascade Insider Trading Policy (the “Policy”) dated February 7, 2025, and the Addendum to the Insider Trading Policy (the “Addendum”) dated February 7, 2025, regarding pre-clearance, open window and blackout procedures. I hereby agree to comply with the specific requirements of the Policy and the Addendum in all respects during my employment or other service relationship with Boise Cascade Company. I understand that my failure to comply in all respects with the Policy and the Addendum is a basis for termination for cause of my employment or other service relationship with Boise Cascade Company.

(Signature)

(Date)